NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Common Stock ("Common Stock") of Boxed, Inc. (the "Company") from listing and registration on the Exchange on May 1, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the NYSE. The Exchange determined that the Common Stock is no longer suitable for listing, pursuant to Section 802.01D of the NYSE's Listed Company Manual, based on the Company's April 3, 2023, disclosure that it filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. In reaching its delisting determination, the Exchange noted the uncertainty as to the ultimate effect of this process on the value of the Company's Common Stock. On April 3, 2023, the Exchange determined that the Common Stock should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the NYSE. The Company was notified on April 3, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on April 3, 2023, and trading in the Common Stock was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Common Stock, provided it filed a written request for a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such a request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.